Exhibit 99.14

EXECUTION VERSION

ESCROW AGREEMENT

This ESCROW AGREEMENT, dated as of June 7, 2017 (together with Schedule A hereto, this “Agreement”), is by and among Silver Biotech Investment Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Holdco”); SciClone Pharmaceuticals, Inc., a Delaware corporation (the “Company”); and Computershare Trust Company, N.A. (“Escrow Agent”).

WHEREAS, Holdco, Silver Delaware Investment Limited, a Delaware corporation and a wholly owned subsidiary of Holdco (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger (as may be amended and supplemented from time to time, the “Underlying Agreement”), dated as of the date hereof, pursuant to which Merger Sub will be merged with and into the Company, with the Company as the surviving corporation (the “Transaction”). The Underlying Agreement provides Holdco shall cause to be placed an agreed upon sum of money (in the form of cash and common shares of the Company, par value $0.001 per share (the “Common Shares”)) in a segregated escrow account titled in the name of Escrow Agent for the benefit of Holdco and the Company to be held by Escrow Agent as collateral and security for the payment of the Holdco Termination Fee (as defined in the Underlying Agreement) set forth in the Underlying Agreement;

WHEREAS, Escrow Agent has agreed to accept, hold, and disburse the Escrow Property (as defined below) deposited with it and the earnings thereon in accordance with the terms of this Agreement;

WHEREAS, Holdco and the Company have appointed the Representatives (as defined below) to represent them for all purposes in connection with this Agreement (including the Escrow Property); and

WHEREAS, in order to establish the Escrow Property and otherwise to effect the Holdco Termination Fee provisions of the Underlying Agreement, the parties hereto have entered into this Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

1.	Definitions. The following terms shall have the meanings indicated or referred to below, inclusive of their singular and plural forms, except where the context requires otherwise. Unless the context requires otherwise, all references to “days” shall mean “calendar days.” References in this Agreement to “including” shall mean “including, without limitation,” whether or not so specified. Any term not defined below which is initially capitalized in this Agreement shall have the meaning ascribed to it in this Agreement.

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“Affiliate” means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with such other person. For purposes of determining whether a person is an Affiliate, the term “control” and its correlative forms “controlled by” and “under common control with” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of securities, contract or otherwise.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in the City of New York, the Cayman Islands, Hong Kong or the PRC are permitted or obligated by law to be closed for regular banking business.

“Closing Release Instruction” means a written direction executed by Holdco Representative (as defined below) directing Escrow Agent to disburse on the Closing Date (as defined in the Underlying Agreement) all Escrow Property together with all Cash Escrow Earnings to Holdco or such other person or persons as designated by Holdco therein, which direction shall be accompanied by a certified copy of the Certificate of Merger filed with the Secretary of State of the State of Delaware evidencing the completion of the Transaction.

“Company Representative” shall mean the person so designated on Schedule A hereto or any other person designated in a writing signed by the Company and delivered to Escrow Agent and Holdco Representative in accordance with the notice provisions of this Agreement, to act as the Company’s representative under this Agreement.

“Dispute Notice” shall mean a written notice executed by Company Representative requesting Escrow Agent to release of all or any portion of the Escrow Property to the Company.

“Joint Written Direction” shall mean a written direction executed by the Representatives (as defined below) and directing Escrow Agent to disburse the Escrow Property pursuant to this Agreement.

“Order” shall mean a written direction executed by either Holdco Representative or Company Representative directing Escrow Agent to disburse the Escrow Property, which direction shall be accompanied by (i) a final, non-appealable order from a U.S. court of competent jurisdiction and (ii) a written certification from legal counsel attesting that such order is final and not subject to further proceedings or appeal.

“PRC” means the Peoples Republic of China.

“Holdco Representative” shall mean the person so designated on Schedule A hereto or any other person designated in a writing signed by Holdco and delivered to Escrow Agent and Company Representative in accordance with the notice provisions of this Agreement, to act as Holdco’s representative under this Agreement.

“Representatives” shall mean Holdco Representative and Company Representative.

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2.	Appointment of and Acceptance by Escrow Agent. Holdco and the Company hereby appoint Escrow Agent to serve as escrow agent hereunder. Escrow Agent hereby accepts such appointment and, upon receipt of the Escrow Property, by (i) wire transfer of immediately available funds and (ii) delivery of the Escrow Shares (as defined in Section 4 below), in accordance with Section 3 and Section 4 below, respectively, agrees to hold and disburse Escrow Property in accordance with this Agreement.

3.	Cash Escrow Deposit.

(a)	Within twenty-one (21) calendar days of the date of this Agreement Holdco shall deposit with the Escrow Agent, or shall cause to be deposited with the Escrow Agent, by wire transfer of immediately available funds the sum of cash indicated as the Escrow Cash Deposit on Schedule A (the “Escrow Cash”).

(b)	The amounts held in custody by the Escrow Agent with any Approved Bank pursuant to this Agreement are deposited at the sole risk of the parties, and the Escrow Agent shall have no responsibility or liability for any diminution of the Escrow Cash which may result from any deposits with any Approved Bank made pursuant to this Agreement, including any losses resulting from a default by an Approved Bank or any other credit losses (whether or not resulting from such default) or other losses on any deposit required to be liquidated in order to make a payment required hereunder, except to the extent that a court of competent jurisdiction determines that Escrow Agent’s fraud, bad faith, gross negligence or willful misconduct was the cause of any loss to Holdco or the Company. The parties acknowledge and agree that the Escrow Agent is acting prudently and at their direction when depositing the Escrow Cash at any Approved Bank, and the Escrow Agent is not required to make any further inquiries in respect of any Approved Bank.

4.	Shares Escrow Deposit. On or prior to the execution and delivery of this Agreement, Holdco shall cause to be delivered to Escrow Agent the aggregate number of Common Shares indicated as the share portion on Schedule A held in book-entry form (the “Escrow Shares”). The Escrow Agent shall hold the Escrow Shares as a book position registered in the name of Computershare Trust Company, N.A. as Escrow Agent for the benefit of the Rollover Holder in accordance with the terms and conditions of this Agreement.

5.	Escrow Fund. The Escrow Cash and the Escrow Shares shall collectively constitute the escrow property (the “Escrow Property”). Escrow Agent agrees to accept delivery of the Escrow Property and to hold the Escrow Property in an escrow account (the “Escrow Account”), subject to the terms and conditions of this Agreement.

6.	Escrow Property. The Escrow Property shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of the Rollover Holder or any Sponsor (as defined in the Underlying Agreement) or of any party hereto. The Escrow Agent shall hold and safeguard the Escrow Property until the termination of this Agreement.

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7.	Stockholder Rights. The parties hereto acknowledge and agree that the Rollover Holder shall remain the beneficial owner of the Escrow Shares and shall be entitled to exercise and enjoy all stockholder’s powers and rights pertaining to the Escrow Shares, including without limitation, any voting rights and any right to dividends or distributions, other than with respect to any such Escrow Shares that shall have been transferred to the Company as provided herein. Notwithstanding the foregoing, the Rollover Holder shall not have the right to transfer or otherwise encumber the Escrow Shares (except as provided by the Voting Agreement and the Rollover Agreement (each as defined in the Underlying Agreement)), unless and until such Escrow Shares are properly released to Holdco in accordance with this Agreement.

8.	Disbursements of Escrow Property; Unclaimed Funds.

(a)	Upon receipt by Escrow Agent of the Closing Release Instruction, Escrow Agent shall release on the Closing Date as stated therein the entire Escrow Property and all Cash Escrow Earnings (as defined below) to Holdco or the person or persons as set forth in the Closing Release Instruction.

(b)	Upon receipt by Escrow Agent of either: (i) a Joint Written Direction or (ii) an Order, the Escrow Agent shall, in accordance with the terms and conditions of such Joint Written Instruction or Order, as applicable, release the Escrow Property from the Escrow Account to the person or persons and in the amount or amounts as set forth in such Joint Written Instruction or Order. Such Joint Written Direction or Order shall contain wire instructions, instructions as to how to register the Escrow Shares and fill in the instruments of transfer (if applicable) and the address(s) to which the Escrow Shares shall be sent.

(c)	In the event the Underlying Agreement shall be terminated, Holdco shall promptly notify Escrow Agent in writing with a copy contemporaneously provided to the Company. If Escrow Agent shall not have received a Joint Written Instruction, an Order or a Dispute Notice by the 90th day after the termination of the Underlying Agreement, then Escrow Agent shall distribute the entire Escrow Property and all Cash Escrow Earnings to Holdco in the manner directed by Holdco without further action or direction of the Company. If the Company shall have delivered a Dispute Notice to Escrow Agent and Holdco on or before such 90th day, Escrow Agent shall not distribute any Escrow Property until Escrow Agent shall have received a Joint Written Instruction or an Order authorizing the release thereof, and in each case Escrow Agent shall release the Escrow Property in accordance with such Joint Written Direction or Order as provided by Section 8(b) above.

(d)	All disbursements of the Escrow Property shall be subject to any reasonable fees, costs, expenses and other amounts due to Escrow Agent.

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9.	Suspension of Performance; Disbursement into Court. If, at any time, (i) there shall exist any dispute between or among Holdco, the Company and/or either of the Representatives with respect to the holding or disposition of all or any portion of the Escrow Property or any other obligations of Escrow Agent hereunder, (ii) Escrow Agent is unable to determine, to Escrow Agent’s sole satisfaction (acting reasonably), the proper disposition of all or any portion of the Escrow Property or Escrow Agent’s proper actions with respect to its obligations hereunder, or (iii) the Representatives have not, within forty-five (45) days of the furnishing by Escrow Agent of a notice of resignation pursuant to Section 11 hereof, appointed a successor escrow agent to act hereunder (which such successor escrow agent has accepted such appointment), then Escrow Agent may, in its sole discretion, take either or both of the following actions:

(a)	suspend the performance of any of its obligations (including any disbursement obligations) under this Agreement until such dispute or uncertainty shall be resolved to the satisfaction of Escrow Agent (acting reasonably) or until a successor escrow agent shall have been appointed (as the case may be).

(b)	petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction in any venue convenient to Escrow Agent (and, if reasonably practicable, convenient for Holdco, the Company and their respective Representatives) for instructions with respect to such dispute or uncertainty, and to the extent required or permitted by law, pay into such court, for holding and disposition in accordance with the instructions of such court, all of the Escrow Property, after deduction and payment to Escrow Agent of any reasonable fees, costs and expenses (including court costs and reasonable expenses and attorneys’ fees) or any other amount payable to Escrow Agent in connection with the performance of its duties and the exercise of its rights hereunder.

Escrow Agent shall have no liability to Holdco, the Company, or either of the Representatives, or to their respective shareholders, partners, or members, officers or directors, employees, Affiliates or any other person with respect to any such suspension of performance or disbursement into court (including any disbursement obligations hereunder), specifically including any liability or claimed liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of the Escrow Property or any delay in or with respect to any other action required or requested of Escrow Agent.

10.	Investment of Escrow Cash. (a) The Escrow Agent offers the custody of funds placed, at the direction of the parties, in bank account deposits with one or more of the Approved Banks. The Escrow Agent will not provide any investment advice in connection with this service. During the term of this Agreement, the Escrow Cash shall be held in a bank account, and shall be deposited in one or more interest-bearing accounts to be maintained by the Escrow Agent in the name of the Escrow Agent at one or more of the banks listed in Schedule B to this Agreement, each of which shall be a commercial bank with capital exceeding $500,000,000 (each such bank an “Approved Bank”). The deposit of the Escrow Cash in any of the Approved Banks shall be deemed to be at the direction of the parties. At any time and from time to time, the parties may direct Escrow Agent by joint written notice (i) to deposit the Escrow Cash with a specific Approved Bank, (ii) not to deposit any new amounts in any Approved Bank specified in the notice and/or (iii) to withdraw all or any of the Escrow Cash that may then be deposited with any Approved Bank specified in the notice. With respect to any withdrawal notice, the Escrow Agent will endeavor to withdraw such amount specified in the notice as soon as reasonably practicable and the parties acknowledge and agree that such specified amount remains at the sole risk of the parties prior to and after such withdrawal. Such withdrawn amounts shall be deposited with any other Approved Bank or any Approved Bank specified by the parties in the notice.

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(b) The Escrow Agent shall pay interest on the Escrow Cash at a rate equal to 50% of the then current one-month t-bill rate (the “Cash Escrow Earnings”). Cash Escrow Earnings shall accrue and be credited to the Escrow Cash within three (3) Business Days of each month end.

11.	Succession. (a) Escrow Agent may resign and be discharged from the performance of its duties hereunder at any time by giving thirty (30) days’ prior written notice to Holdco, the Company and the Representatives specifying the date when such resignation shall take effect. Upon any such notice of resignation, the Representatives shall jointly issue to Escrow Agent a Joint Written Direction authorizing redelivery of the Escrow Property to a bank or trust company that has been retained upon the mutual agreement of Holdco and Company as successor to Escrow Agent hereunder prior to the effective date of such resignation. The retiring Escrow Agent shall transmit all records pertaining to the Escrow Property and shall pay all of the Escrow Property to the successor escrow agent, after making copies of such records as required by applicable law or the document retention policies of the retiring Escrow Agent. Upon resignation, retiring Escrow Agent shall be entitled to payment by Holdco and Company, split equally, of any amounts due in connection with the performance of its duties and the exercise of its rights hereunder.

(b) After any retiring Escrow Agent’s resignation, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Escrow Agent under this Agreement. Any corporation or other entity into which Escrow Agent may be merged or converted or with which it may be merged or consolidated, or any other entity to which all or a majority of all of Escrow Agent’s escrow business may be transferred by sale of assets or otherwise, shall be Escrow Agent under this Agreement without further act or consent of any party hereto.

12.	Liability of Escrow Agent. Escrow Agent undertakes to perform only the ministerial duties as are set forth herein and no other duties and obligations (fiduciary or otherwise) shall be implied. Escrow Agent shall have no duty to enforce any obligation of any other person to make any payment or delivery, or to direct or cause any payment or delivery to be made, or to enforce any obligation of any other person to perform any other act. Escrow Agent shall have no liability under and no duty to inquire as to the provisions of any agreement (even though such agreement may be referenced in this Agreement) other than this Agreement. In the event of any conflict between the terms and provisions of this Agreement and any other agreement, as to Escrow Agent only, the terms and conditions of this Agreement shall control. Escrow Agent is not a party to the Underlying Agreement, is not bound by any of its terms (except to the extent reflected herein), and has not undertaken in any way to effectuate, implement or comply with the Underlying Agreement (except to the extent reflected herein). Escrow Agent shall not be liable to Holdco or the Company or to anyone else for any reasonable action taken or omitted by it in good faith except to the extent that a court of competent jurisdiction determines that Escrow Agent’s fraud, bad faith, gross negligence or willful misconduct was the cause of any loss to Holdco or the Company. Escrow Agent’s sole responsibility shall be for the safekeeping and disbursement of the Escrow Property in accordance with the terms of this Agreement. Escrow Agent shall have no implied duties or obligations and shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein. Escrow Agent shall have no duty to solicit any payment which may be due to be paid in the Escrow Property or to confirm or verify the accuracy or correctness of any amounts deposited in accordance with this Agreement. Escrow Agent may rely conclusively, and shall be protected in acting, upon any notice, instruction (including a Joint Written Direction (such as a wire transfer instruction)), request, order, judgment, certification, opinion or advice of counsel (including reputable counsel chosen by Escrow Agent), statement, demand or other instrument or document, not only as to its due execution, validity (including the authority of the person signing or presenting the same) and effectiveness, but also as to the truth and accuracy of any information contained therein, which Escrow Agent shall reasonably believe to be genuine and to have been signed or presented by the person or parties purporting to sign the same. In no event shall Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages of any kind whatsoever (including lost profits), even if Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. The officers, directors, members, partners, trustees, employees, agents, attorneys or other representatives and Affiliates of Escrow Agent owe no duty or obligation to any party hereunder and shall have no liability to any person by reason of any error of judgment, for any act done or not done, for any mistake of fact or law, or otherwise.

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Escrow Agent shall not be obligated to take any legal or other action or commence any proceeding in connection with the Escrow Property, any account in which the Escrow Property is deposited, this Agreement or the Underlying Agreement, or to appear in, prosecute or defend any such legal action or proceeding. Escrow Agent may consult reputable legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, or relating to any dispute or question involving any party hereto, and shall incur no liability and shall be fully indemnified from any liability whatsoever in acting in accordance with the opinion or instruction of such counsel. Holdco and the Company, jointly and severally, shall reasonably promptly pay, upon demand, the reasonable fees, costs and expenses of any such counsel. Escrow Agent shall have no responsibility with respect to the use or application of any portion of the Escrow Property paid by Escrow Agent pursuant to the provisions hereof.

Escrow Agent shall have the right to assume in the absence of written notice to the contrary from the proper person or persons that a fact or an event by reason of which an action would or might be taken by Escrow Agent does not exist or has not occurred, without incurring liability to the other parties hereto or to anyone else for any action taken or omitted, or any action suffered by it to be taken or omitted, in good faith, in reliance upon such assumption.

Escrow Agent is authorized, in its sole discretion, to comply with orders issued or process entered by any court of competent jurisdiction with respect to the Escrow Property. If any portion of the Escrow Property is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, Escrow Agent is authorized, in its sole discretion acting reasonably, to rely upon and comply with any such order, writ, judgment or decree which it is advised by reputable legal counsel selected by it is binding upon it without the need for appeal or other action; and if Escrow Agent complies with any such order, writ, judgment or decree, it shall not be liable to any of the parties hereto or to any other person or entity by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

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13.	Indemnification of Escrow Agent. (a) From and at all times after the date of this Agreement, Holdco and the Company, jointly and severally, shall, to the fullest extent permitted by law, defend, indemnify and hold harmless Escrow Agent and each director, officer, member, partner, trustee, employee, attorney, agent and Affiliate of Escrow Agent (collectively, the “Indemnified Parties”) against any and all actions, claims (whether or not valid), losses, damages, liabilities, costs, penalties, settlements, judgments and reasonable expenses of any kind or nature whatsoever (including reasonable costs and reasonable documented expenses and attorneys’ fees) incurred by or asserted against any of the Indemnified Parties from and after the date hereof, as a result of, in connection with, or arising from any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any person, including Holdco, the Company and/or the Representatives, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any person (whether it is an Indemnified Party or not) under any statute or regulation, including any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Agreement or any transactions contemplated herein or relating hereto (including tax reporting or withholding or the enforcement of any rights or remedies under or in connection with this Agreement), whether or not any such Indemnified Party is a party to any such action, proceeding, suit or the target of any such inquiry or investigation (without derogation of any other indemnity afforded to Escrow Agent); provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any liability finally determined by a court of competent jurisdiction, subject to no further appeal, to have resulted from the fraud, bad faith, gross negligence or willful misconduct of such Indemnified Party; provided, however, that any liability of Escrow Agent will be limited in the aggregate to the Escrow Property placed with the Escrow Agent. Each Indemnified Party shall, in its sole discretion, have the right to select and employ separate counsel (except to the extent such action is also brought against another Indemnified Party, in which case the Indemnified Parties subject to such action or claim shall be entitled to reimbursement of the reasonable fees of only one counsel) with respect to any action or claim brought or asserted against it, and the reasonable and documented fees of such counsel shall be reasonably promptly paid, upon receipt of statements therefor in reasonable detail, by Holdco and the Company jointly and severally.

(b) The parties hereto agree that neither the payment by Holdco or the Company of any claim by Escrow Agent for indemnification hereunder nor the disbursement of any amounts to Escrow Agent from the Escrow Property in respect of a claim by Escrow Agent for indemnification shall impair, limit, modify, or affect, as between Holdco and the Company, the respective rights and obligations of Holdco, on the one hand, and the Company, on the other hand, under the Underlying Agreement.

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(c) This Section 13 shall survive termination of this Agreement or the resignation, replacement or removal of the Escrow Agent for any reason.

14.	Fees, Costs and Expenses of Escrow Agent. Holdco and the Company shall compensate Escrow Agent for its services hereunder in accordance with Schedule A attached hereto and, in addition, shall reimburse Escrow Agent for any reasonable out-of-pocket costs and expenses, including reasonable documented attorneys’ fees, travel expenses (coach class or an equivalent class), postage (including express mail and overnight delivery charges), copying charges and the like. The additional provisions and information set forth on Schedule A hereto are hereby incorporated by reference, and form a part of this Agreement. All of the compensation and reimbursement obligations set forth in this Section 14 shall be payable by Holdco and the Company on a 50%:50% basis upon execution of this Agreement. Escrow Agent is expressly authorized and directed, but shall not be obligated, to, and may, charge against and disburse to itself from the cash portion of the Escrow Property, from time to time, the amount of any compensation and reimbursement of any reasonable costs, fees and expenses set forth on Schedule A hereto which are due and payable hereunder, including any unsatisfied indemnification amount pursuant to Section 13 hereof, or any other amount owing to Escrow Agent hereunder. Escrow Agent shall notify the Representatives in writing and in advance of any disbursement from the cash portion of the Escrow Property to itself or any other Indemnified Party in respect of any compensation or reimbursement hereunder and shall furnish to the Representatives copies of all related invoices, other statements or other information reasonably requested by the Representatives. If for any reason the cash in the Escrow Property is insufficient to cover such amount, Holdco and the Company shall reasonably promptly pay, upon written demand, such amounts to Escrow Agent or any other Indemnified Party upon receipt of copies of related invoices, other statements or other information reasonably requested by the Representatives.

15.	Representations and Warranties. Each of Holdco and the Company severally and not jointly makes the following representations and warranties to Escrow Agent:

a.	Except as would not be material to Holdco or the Company, as applicable, it is duly organized, validly existing, and in good standing under the laws of the state of its incorporation or organization, and has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

b.	This Agreement has been duly approved by all necessary action, including any necessary shareholder or membership approval, has been executed by its duly authorized officers, and (assuming the due authorization, execution and delivery by the other parties of this Agreement) constitutes its valid and binding agreement enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

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c.	The execution, delivery, and performance of this Agreement is in accordance with the Underlying Agreement and will not violate, conflict with, or cause a default under its (i) articles of incorporation, bylaws, management agreement or other organizational document, as applicable, (ii) any applicable law, rule or regulation, any court order or administrative ruling or decree to which it is a party or any of its property is subject, or (iii) any agreement, contract, indenture, or other binding arrangement to which it is a party or any of its property is subject, except for any violations, conflicts or defaults which would not reasonably be expected to result in a material adverse effect with respect to Holdco or the Company, as applicable.

d.	The applicable persons designated on Schedule A hereto as the Representatives have been duly appointed to act as the representatives of Holdco and the Company hereunder and have full power and authority to execute and deliver any Joint Written Direction, Closing Release Instruction or Dispute Notice, to amend, modify or waive any provision of this Agreement and to take any and all other actions as the Representatives under this Agreement, all without further consent or direction from, or notice to, it or any other party.

16.	Taxpayer Certification and Reporting.

a.	General. Holdco and the Company have provided Escrow Agent with their respective fully executed IRS Form W-8, or W-9 and/or other required documentation. Holdco and the Company acknowledge that solely for tax purposes, Escrow Agent does not have any interest in the Escrow Property or the Escrow Account. Escrow Agent shall not have any liability for the payment of taxes with respect to the Escrow Property, and Holdco and the Company shall indemnify and hold Escrow Agent harmless from and against all such taxes. Escrow Agent shall withhold any taxes in the absence of proper tax documentation as required by law, and shall timely remit such taxes to the appropriate authorities.

b.	Escrow Cash. The parties hereto agree that, for all U.S. federal, state, local and foreign tax reporting purposes, the Escrow Cash will be treated as owned by the applicable Sponsors until distributed to the Company pursuant to the terms of this Agreement.

c.	Escrow Shares. The parties hereto agree that, for all U.S. federal, state, local and foreign tax reporting purposes, the Escrow Shares will be treated as received and beneficially owned by the Rollover Holder until distributed to the Company pursuant to the terms of this Agreement.

17.	Governing Law; Consent to Jurisdiction and Venue. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Delaware without regard to the conflicts of law principles thereof.

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Except as set out below, each of the parties hereto hereby irrevocably and unconditionally (i) consents to submit to the sole and exclusive jurisdiction of the courts of the State of Delaware or any court of the United States located in the State of Delaware (the “Delaware Courts”) for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), (ii) waives any objection to the laying of venue of any such litigation in the Delaware Courts and (iii) agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 17.

18.	Notice. All notices, instructions (pursuant to a Joint Written Direction or Closing Release Instruction or otherwise), approvals, consents, requests, and other communications hereunder shall be in writing and shall be deemed to have been given (a) upon telephone call-back in accordance with Section 19 below, after being sent by e-mail with .PDF attachment from the designated e-mail account(s) of the sending person(s) as designated on Schedule A hereto to the designated e-mail account(s) of the receiving person(s) as designated on Schedule A hereto or (b) when sent by an internationally recognized overnight carrier (providing proof of delivery) or when delivered by hand, to the address set forth on Schedule A hereto or to such other address as each party hereto may designate for itself by like notice.

19.	Security Procedures. If notices, instructions (pursuant to a Joint Written Direction or Closing Release Instruction or otherwise), approvals, consents, requests, and other communications, are received by Escrow Agent by e-mail at its e-mail account(s) as designated on Schedule A hereto, Escrow Agent is authorized, but not required, to seek prompt confirmation of such communications by telephone call-back to the sending person or persons’ telephone number(s) as designated on Schedule A hereto, and Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated in that call-back. Any e-mail by .PDF attachment executed by more than one person shall be sent by each signatory. The persons and their telephone numbers authorized to receive call-backs as designated in Schedule A hereto may be changed only in a writing received and acknowledged by Escrow Agent and delivered in accordance with Section 18 above and, if applicable, this Section 19. The parties to this Agreement acknowledge and agree that the security procedures set forth above are commercially reasonable.

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Escrow Agent in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by the parties hereto to identify (i) a beneficiary, (ii) a beneficiary’s bank, or (iii) an intermediary bank. Escrow Agent may apply any cash portion of the Escrow Property for any payment order it executes using any such identifying number, even where its use may result in a person other than a beneficiary being paid, or the transfer of funds to a bank other than a beneficiary’s bank or an intermediary bank designated.

20.	Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by the Holdco, the Company and Escrow Agent or (b) by a waiver in accordance with Section 21.

21.	Waiver. Any extension or waiver of the requirements hereunder shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

22.	Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

23.	Entire Agreement. This Agreement and the Underlying Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof.

24.	Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of each of the other parties hereto (it being understood that, in any case, no such assignment shall relieve any party of any of its obligations hereunder).

12

25.	Execution in Counterparts. This Agreement may be signed in multiple counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. For the convenience of the parties, any number of counterparts hereof may be executed, each such executed counterpart shall be deemed an original and all such counterparts together shall constitute one and the same instrument. Facsimile transmission (including the e-mail delivery of documents in .PDF format) of any signed counterpart or retransmission of any signed facsimile transmission shall be deemed the same as the delivery of an original.

26.	Termination of Escrow Agent. Upon the first to occur of (i) the disbursement of the entire Escrow Property pursuant to Section 8(a) or Section 8(b) or Section 8(c), or (ii) the resignation of Escrow Agent, Escrow Agent shall be released from its obligations hereunder and shall have no further obligation or liability whatsoever with respect to this Agreement or the Escrow Property. The obligations of Holdco and the Company continue to exist notwithstanding the termination or discharge of Escrow Agent’s obligations or liabilities hereunder until the obligations of Holdco and the Company have been fully performed.

27.	Dealings. Escrow Agent and any stockholder, director, officer or employee of Escrow Agent may buy, sell, and deal in any of the securities of Holdco or the Company and become pecuniarily interested in any transaction in which Holdco or the Company may be interested, and contract and lend money to Holdco or the Company and otherwise act as fully and freely as though it were not Escrow Agent under this Agreement. Nothing herein shall preclude Escrow Agent from acting in any other capacity for Holdco or the Company or for any other entity.

28.	Currency. The currency applicable to any cash amount payable or receivable under this Agreement is United States dollars.

29.	Force Majeure. Notwithstanding anything to the contrary hereunder, Escrow Agent shall not be liable for any delay, failure to perform, or other act or non-act resulting from acts beyond its reasonable control, including acts of God, terrorism, shortage of supply, protracted labor difficulties (including strikes), war, civil unrest, fire, floods, widespread electrical outages, vendor failures (including information technology providers), and other similar causes.

30.	Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

31.	Rules of Construction. This Agreement was prepared jointly by the parties hereto and no rules that it be construed against the drafter shall have any application in its construction or interpretation.

32.	Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

Silver Biotech Investment Limited

By:	/s/ Yang Yang
Name: Yang Yang
Title: Director

[Signature Page to Escrow Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

SCICLONE PHARMACEUTICALS, INC.

By:	/s/ Friedhelm Blobel
Name: Friedhelm Blobel
Title: President and CEO

[Signature Page to Escrow Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

Computershare Trust Company, N.A.
as Escrow Agent

By:	/s/ Robert H. Major
Name: Robert H. Major
Title: Vice President

[Signature Page to Escrow Agreement]

SCHEDULE A

1.	Escrow Property.

Escrow Property:	$31,554,583
Escrow Cash Deposit:	$24,321,771
Share Portion:	646,942
Escrow Cash wiring instructions:

Bank of America

100 West 33rd St.

New York, NY

ABA #: 026 009 593

Swift Code: BOFAUS3N

For credit to account number: 4426874722

Name on Account: Computershare Trust Company, NA

As Escrow Agent for Clients

Ref: SciClone Pharmaceuticals, Inc.

2.	Escrow Agent Fees.
Acceptance Fee:	$4,000
Annual Admin Fee	$4,000
(if extended past one year
from the date of this Agreement)
Out-of-Pocket Expenses:	at cost
Transactional Costs:	at cost
Other Fees/Attorney, etc.:	at cost
TOTAL	$4,000

3.	Representatives. The following person is hereby designated and appointed as Holdco Representative under this Agreement:

Name	Specimen signature
Address
Mailing Address, if different
Social Security number

The following person is hereby designated and appointed as Company Representative under this Agreement:

Name	Specimen signature

Address:

SciClone Pharmaceuticals, Inc.,
950 Tower Ln, Foster City, CA 94404, United States,
Attention: Friedhelm Blobel

Social Security number:

4.	Notice Addresses.

If to Holdco at:

Unit 3001, China World Tower 2

No. 1 Jian Guo Men Wai Avenue

Beijing 100004, People’s Republic of China

Attention:  Ms. Shirley Lin

Phone: +86 10 5961-1212

Email: slin@gl-investment.com

with a copy to (which alone shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

30F China World Office 2

No. 1 Jianguomenwai Ave.

Beijing, China 100004

Attention:  Peter Huang

E-mail:  peter.huang@skadden.com

If to Holdco Representative at:

Unit 3001, China World Tower 2

No. 1 Jian Guo Men Wai Avenue

Beijing 100004, People’s Republic of China

Attention:  Ms. Shirley Lin

Phone: +86 10 5961-1212

Email: slin@gl-investment.com

If to the Company at:

SciClone Pharmaceuticals, Inc.

950 Tower Ln, Foster City, CA 94404

United States

Attention:  Friedhelm Blobel

E-mail:  FBlobel@SCICLONE.com

with a copy (which alone shall not constitute notice) to:

DLA Piper LLP (US)

555 Mission Street, Suite 2400

San Francisco, California  94105-2933

United States

Attention:  Howard Clowes

E-mail:  howard.clowes@dlapiper.com

and

DLA Piper LLP (US)

2000 University Avenue

East Palo Alto, California 94303-2214

United States

Attention:  Eric Wang

E-mail:  eric.wang@dlapiper.com

If to Company Representative at:

SciClone Pharmaceuticals, Inc.

950 Tower Ln, Foster City, CA 94404

United States

Attention:  Friedhelm Blobel

E-mail:  FBlobel@SCICLONE.com

If to Escrow Agent at:

8742 Lucent Boulevard

Highlands Ranch, CO 80129

Attention:  Rose Stroud

(303) 262-0797

Rose.stroud@computershare.com

5.	Designated Email Accounts and Telephone Call-Back Numbers (for persons designated to send and receive notices by e-mail).

Holdco:
Name	Email Address	Phone
Shirley Lin	slin@gl-investment.com	+86 10 5961-1212

Holdco Representative:
Name	Email Address	Phone
Shirley Lin	slin@gl-investment.com	+86 10 5961-1212

Company:
Name	Email Address	Phone
Friedhelm Blobel	FBlobel@SCICLONE.com	+1 650 358-3458

Company Representative:
Name	Email Address	Phone
Friedhelm Blobel	FBlobel@SCICLONE.com	+1 650 358-3458

Escrow Agent:
Name	Email Address	Phone
Rose Stroud	rose.stroud@computershare.com	(303) 262-0797

SCHEDULE B

APPROVED BANKS

Bank of America

BMO Harris Bank, N.A.

Rabobank

ANZ

Societe Generale

Citibank,N.A.

Bank of the West

PNC Bank NA

Huntington Bank

BNP Paribas

BB&T